EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Initiates Regular Quarterly Dividend
of $0.04 per Share
AMHERST, NY, March 24, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that its Board of Directors has approved the initiation of a regular quarterly dividend of $0.04 per common share, representing an annual dividend rate of $0.16 per share. The dividend will be payable on or about May 19, 2014 to shareholders of record on May 9, 2014.
Timothy T. Tevens, President and Chief Executive Officer, commented, “Columbus McKinnon has successfully demonstrated its ability to generate cash throughout all business cycles, including the most recent great recession of 2009. While our strategic goals require investments to grow both organically and inorganically, we have sufficient liquidity in the form of cash, an untapped revolver and the inherent strength of our operations that enable us to also reward shareholders with a regular cash dividend while executing our strategy.”
The $0.16 per share annual dividend represents a cash requirement of approximately $800 thousand per quarter, or $3.2 million annually. The Company had $123.9 million of unrestricted cash and cash equivalents at December 31, 2013.
Mr. Tevens added, “We expect to continue to make investments for growth both organically and through acquisitions. In addition, our intention is to pay a regular dividend through all stages of the business cycle and reward our shareholders by increasing it as we strategically grow. The Board will evaluate the dividend annually based on the Company’s performance and our expectations for earnings growth.”
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

2